Exhibit 5.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM

November 27, 2017

Board of Directors

Home Bancorp, Inc.

503 Kaliste Saloom Road

Lafayette, Louisiana 70508

Ladies and Gentlemen:

We have acted as special counsel to Home Bancorp, Inc., a Louisiana corporation (“Home”), in connection with a registration statement on Form S-4 (the “Registration Statement”) filed by Home with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), 9,269 shares of Home’s common stock, par value $0.01 per share (the “Common Stock”), to be issued by Home pursuant to the Agreement and Plan of Merger, dated as of August 23, 2017 (the “Merger Agreement”), by and between Home and St. Martin Bancshares, Inc., a Louisiana corporation (“St. Martin”), providing for the merger of St. Martin with and into Home (the “Merger”).

The Registration Statement is being filed pursuant to Rule 462(b) of the Securities Act to register 9,269 shares of Home’s Common Stock (the “Additional Shares”) to be issued pursuant to the terms of the Merger Agreement upon the cancellation of certain outstanding options to acquire shares of St. Martin’s common stock, $1.00 par value per share. Home previously registered 1,926,892 shares of Common Stock on a registration statement on Form S-4 (the “Prior Registration Statement,” File No. 333-220892), declared effective on October 20, 2017.

In connection with the rendering of the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the Prior Registration Statement; (ii) the articles of incorporation and bylaws of Home as currently in effect; (iii) the Merger Agreement; (iv) resolutions adopted by Home’s Board of Directors; and (v) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of Home or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of Home and St. Martin set forth in the Merger Agreement. We have further assumed that all persons, other than Home, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates

Home Bancorp, Inc.

November 27, 2017

examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than Home, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by Home of any shares of Common Stock pursuant to the Merger Agreement: (i) the Registration Statement and the Prior Registration Statement are, and shall remain, effective under the Securities Act; (ii) the shareholders of both Home and St. Martin shall have approved the Merger Agreement and the shareholders of Home shall have approved the issuance of the shares of Common Stock in the Merger, in each case by the requisite vote; (iii) all required regulatory approvals shall have been obtained and all required statutory waiting periods shall have expired; and (iv) articles of merger shall have been filed and accepted by the Secretary of State of the State of Louisiana.

Our opinion is limited to applicable provisions of the Louisiana Business Corporation Act. We express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that the Additional Shares of Common Stock to be issued in the Merger upon the cancellation of outstanding options will be, upon issuance by Home in accordance with the Merger Agreement, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special counsel to Home, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is for your benefit and may relied upon by Home and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP